EXHIBIT 21


                              LIST OF SUBSIDIARIES



DH Technology, Inc. presently has the following subsidiaries:


     DH Technology plc., a United Kingdom corporation, of which DH Technology, Inc. owns all of the outstanding stock.

     DH Tecnologia de Mexico, S.A. de C.V., a Mexican corporation, of which DH Technology, Inc. owns all of the outstanding stock.

     DH Technology pty., an Australian corporation, of which DH Technology, Inc. owns all of the outstanding stock.

     Stadia Colorado Corp., a Colorado corporation, of which DH Technology, Inc. owns all of the outstanding stock.

     Cognitive  Solutions,   Inc.,  a  California   corporation,   of  which  DH
     Technology, Inc. owns all of the outstanding stock.

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